First Pacific Mutual Fund, Inc.
                            July 25, 2006


D&O and E&O Insurance; Fidelity Bond


	RESOLVED: That the Fund, its Directors and officers be named as insureds under a directors and officers liability policy in the form presented to this meeting, covering them against liabilities and expenses, with exceptions, arising out of claims, actions or proceedings asserted or threatened against them in their respective capacities;

	FURTHER RESOLVED: That the cost of the insurance is fair and reasonable.

	FURTHER RESOLVED: That upon the expiration of the current fidelity bond, the Fund obtain a fidelity bond having an aggregate coverage of $600,000 issued by a reputable fidelity insurance company, against larceny and embezzlement and such other types of losses as are included in standard fidelity bonds, covering the officers and the other employees of the Fund from time to time and containing such provisions, and in such coverage amounts as may be required by law; and

	FURTHER RESOLVED: That the proposed form, premium and amount of fidelity bond presented to this meeting be, and the same hereby are, ratified and approved.